Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 7.9% INCREASE IN 2019 THIRD QUARTER NET SALES

Affirms 2019 Guidance and Schedules November 20, 2019 for Release of Initial 2020 Guidance

New York, New York, October 28, 2019: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended September 30, 2019, net sales increased 7.9% to $191.2 million as compared to $177.2 million for the corresponding period of the prior year. At comparable foreign currency exchange rates, consolidated third quarter net sales increased 9.7%. Of note, the average dollar/euro exchange rate for the 2019 third quarter is 1.11 compared to 1.16 in the third quarter of 2018, and 1.12 and 1.19 for the nine months ended September 30, 2019 and 2018, respectively. Inter Parfums plans to issue results for the 2019 third quarter on or about November 5, 2019 and initial guidance for 2020 on Wednesday, November 20, 2019 after the close of the stock market.

Net Sales:

	Three months ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
	($ in millions)

European based product sales	$143.6	$137.8	4.2%	$412.9	$402.8	2.5%
United States based product sales	47.6	39.4	20.7%	122.8	95.5	28.6%
	$191.2	$177.2	7.9%	$535.7	$498.3	7.5%

Discussing the largest brands within European based operations, Jean Madar, Chairman & CEO of Inter Parfums stated, “Montblanc turned in an extraordinary quarter with sales growth of 32.2%, attributable to both the excellent response to the brand’s newest scent, Montblanc Explorer, along with continued strong sales of the brand’s founding fragrance Montblanc Legend. For Jimmy Choo fragrances, the flankers rolled out at the end of 2018 and early 2019 contributed to solid gains of more than 10%, bolstered by the good start of the men’s line, Jimmy Choo Urban Hero, launched in the third quarter. The 3.4% decline in Coach brand sales was primarily due to the high bar set in last year’s third quarter when brand sales rose 40.9%, relating in part to the debut of two very popular flankers, Coach Floral and Coach Platinum. Despite no major introductions, year-to-date Coach brand sales are slightly ahead of last year. After a strong second quarter due in part to the launch of A Girl in Capri, third quarter Lanvin brand sales declined by nearly 24%. Rochas turned in an impressive third quarter with brand sales up 8.8%, due in part to the winter debut of Mademoiselle Rochas Couture.”

With regard to U.S. based operations, Mr. Madar continued, “Once again, GUESS brand sales are responsible for most of the gains in third quarter and year-to-date sales with initial shipments of 1981 Los Angeles and Seductive Noir further building upon the brand’s fragrance franchise. Oscar de la Renta fragrances have also contributed to the top line growth this year, with the Bella Blanca pillar, including the successful flanker launch of Bella Rosa, driving sales. Also contributing to the nearly 29% increase in year-to-date sales were the Anna Sui, Abercrombie & Fitch and Hollister brands, with the new product launches and extensions introduced earlier in the year fortifying brand sales for each.”

On the subject of the Company’s newest brands, Mr. Madar went on to say, “We have finalized initial plans with respect to the Kate Spade brand. Through our majority owned subsidiary, Interparfums, SA, we will be taking over distribution of the fragrance portfolio in April 2020 and our first new scent is scheduled for a fall 2020 debut with distribution concentrated in the U.S. and Asia. For Graff, we have a six-scent collection for women launching early next year at Harrod’s with a six-month exclusive. After that, the global rollout will begin in exclusive retail outlets.”

Inter Parfums, Inc. News Release	Page 2

October 28, 2019

AFFIRMS 2019 GUIDANCE

Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc. noted, “We continue to expect 2019 net sales to approximate $712 million resulting in net income attributable to Inter Parfums, Inc. per diluted share of approximately $1.88. Guidance assumes the dollar remains at current levels.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Agent Provocateur, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lily Aldridge, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2018 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com